SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                  (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENT FILED
                  PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
              AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b).


                          MACK-CALI REALTY CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   554489 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1 (b)
      |_| Rule 13d-1 (c)
      |X| Rule 13d-1 (d)

----------
       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 554489 10 4                    13G
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Mack Group
       --------------

       William L. Mack
       Earle I. Mack
       Mitchell E. Hersh
       David Mack
       Fredric Mack
       Richard Mack
       Stephen Mack
       Earle Mack, as Trustee for Trust Earle Mack A
       Earle Mack, as Trustee for Trust Earle Mack 4/30/92
       William Mack, as Trustee for Trust William Mack A
       William Mack, as Trustee for Trust William Mack 4/30/92
       David Mack, as Trustee for Trust David Mack A
       David Mack, as Trustee for Trust David Mack 4/30/92
       Fredric Mack, as Trustee for Trust Fredric Mack A
       Fredric Mack, as Trustee for Trust Fredric Mack 4/30/92
       Phyllis Mack, as Trustee for Trust f/b/o Richard Mack
       Phyllis Mack, as Trustee for Trust f/b/o Stephen Mack
       Tri-West Associates, L.P.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             10,278,498
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       10,278,498
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       10,278,498
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       15.22%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:

            Mack-Cali Realty Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

            11 Commerce Drive, Cranford, New Jersey 07016

Item 2(a).  Name of Person Filing:

            The Mack Group

Item 2(b).  Address of Principal Business Office:

            11 Commerce Drive, Cranford, New Jersey 07016

Item 2(c).  Citizenship:

            Each member of The Mack Group is a citizen of the United States.

Item 2(d).  Title of Class of Securities:

            Common Stock

Item 2(e).  CUSIP Number:

            554489 10 4

Item 3.     Type of Reporting Person:

            Not applicable.

Item 4.     Ownership as of December 31, 1998:

            (a)   Amount beneficially owned:

                  10,278,498

            (b)   Percent of class:

                  15.22%

            (c)   Number of shares to which such person has:

                  (i)   sole power to vote or direct vote:

                  (ii)  shared power to vote or direct vote:

                        10,278,498

                  (iii) sole power to dispose or to direct the disposition of:

                        0

                  (iv)  shared power to dispose or direct the disposition of:

                        10,278,498

Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            See Exhibit A attached hereto.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certification.

            Not applicable.

                                     SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated: February 16, 1999               /s/ William L. Mack
                                       ---------------------------------
                                       William L. Mack

Dated: February 16, 1999               /s/ Earle I. Mack
                                       ---------------------------------
                                       Earle I. Mack

Dated: February 16, 1999               /s/ Mitchell E. Hersh
                                       ---------------------------------
                                       Mitchell E. Hersh

Dated: February 16, 1999               /s/ David Mack
                                       ---------------------------------
                                       David Mack

Dated: February 16, 1999               /s/ Fredric Mack
                                       ---------------------------------
                                       Fredric Mack

Dated: February 16, 1999               /s/ Richard Mack
                                       ---------------------------------
                                       Richard Mack

Dated: February 16, 1999               /s/ Stephen Mack
                                       ---------------------------------
                                       Stephen Mack

Dated: February 16, 1999               /s/ Earle Mack
                                       ---------------------------------
                                       Earle Mack, as Trustee for Trust
                                       Earle Mack A

Dated: February 16, 1999               /s/ Earle Mack
                                       ---------------------------------
                                       Earle Mack, as Trustee for Trust
                                       Earle Mack 4/30/92

Dated: February 16, 1999               /s/ William Mack
                                       ---------------------------------
                                       William Mack, as Trustee for Trust
                                       William Mack A

Dated: February 16, 1999               /s/ William Mack
                                       ---------------------------------
                                       William Mack, as Trustee for Trust
                                       William Mack 4/30/92

Dated: February 16, 1999               /s/ David Mack
                                       ---------------------------------
                                       David Mack, as Trustee for Trust
                                       David Mack A

Dated: February 16, 1999               /s/ David Mack
                                       ---------------------------------
                                       David Mack, as Trustee for Trust
                                       David Mack 4/30/92

Dated: February 16, 1999               /s/ Fredric Mack
                                       ---------------------------------
                                       Fredric Mack, as Trustee for Trust
                                       Fredric Mack A

Dated: February 16, 1999               /s/ Fredric Mack
                                       ---------------------------------
                                       Fredric Mack, as Trustee for Trust
                                       Fredric Mack 4/30/92

Dated: February 16, 1999               /s/ Phyllis Mack
                                       ---------------------------------
                                       Phyllis Mack, as Trustee for Trust
                                       f/b/o Richard Mack

Dated: February 16, 1999               /s/ Phyllis Mack
                                       ---------------------------------
                                       Phyllis Mack, as Trustee for Trust
                                       f/b/o Stephen Mack

Dated: February 16, 1999               Tri-West Associates, L.P.
                                       By:  Tri-West Operating Corporation
                                              General Partner

                                       By: /s/ William L. Mack
                                           ------------------------------
                                           William L. Mack
                                           Chairman

                                    Exhibit A

                                 THE MACK GROUP

================================================================================
                                                              NUMBER OF SHARES
                     NAME                                    BENEFICIALLY OWNED*
--------------------------------------------------------------------------------
William L. Mack                                                  2,596,766
--------------------------------------------------------------------------------
Earle I. Mack                                                    2,244,350
--------------------------------------------------------------------------------
Mitchell E. Hersh                                                  257,414
--------------------------------------------------------------------------------
David Mack                                                       2,342,631
--------------------------------------------------------------------------------
Fredric Mack                                                       770,498
--------------------------------------------------------------------------------
Richard Mack                                                        13,806
--------------------------------------------------------------------------------
Stephen Mack                                                        13,806
--------------------------------------------------------------------------------
Earle Mack, as Trustee for Trust Earle Mack A                      120,772
--------------------------------------------------------------------------------
Earle Mack, as Trustee for Trust Earle Mack 4/30/92                 71,823
--------------------------------------------------------------------------------
William Mack, as Trustee for Trust William Mack A                  120,741
--------------------------------------------------------------------------------
William Mack, as Trustee for Trust William Mack 4/30/92             71,825
--------------------------------------------------------------------------------
Fredric Mack, as Trustee for Trust Fredric Mack A                  120,771
--------------------------------------------------------------------------------
Fredric Mack, as Trustee for Trust Fredric Mack 4/30/92             71,823
--------------------------------------------------------------------------------
David Mack, as Trustee for Trust David Mack A                      120,771
--------------------------------------------------------------------------------
David Mack, as Trustee for Trust David Mack 4/30/92                 71,823
--------------------------------------------------------------------------------
Phyllis Mack, as Trustee for Trust f/b/o Richard Mack              446,871
--------------------------------------------------------------------------------
Phyllis Mack, as Trustee for Trust f/b/o Stephen Mack              446,871
--------------------------------------------------------------------------------
Tri-West Associates, L.P.                                          375,136
--------------------------------------------------------------------------------
TOTAL                                                           10,278,498
================================================================================

----------

      * Includes limited partnership units redeemable for shares of Common Stock, vested warrants to purchase limited partnership units redeemable for shares of Common Stock and vested options and warrants to purchase shares of Common Stock.

                                    Exhibit B

                             JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.01 per share, of Mack-Cali Realty Corporation.


Dated: February 16, 1999               /s/ William L. Mack
                                       ---------------------------------
                                       William L. Mack

Dated: February 16, 1999               /s/ Earle I. Mack
                                       ---------------------------------
                                       Earle I. Mack

Dated: February 16, 1999               /s/ Mitchell E. Hersh
                                       ---------------------------------
                                       Mitchell E. Hersh

Dated: February 16, 1999               /s/ David Mack
                                       ---------------------------------
                                       David Mack

Dated: February 16, 1999               /s/ Fredric Mack
                                       ---------------------------------
                                       Fredric Mack

Dated: February 16, 1999               /s/ Richard Mack
                                       ---------------------------------
                                       Richard Mack

Dated: February 16, 1999               /s/ Stephen Mack
                                       ---------------------------------
                                       Stephen Mack

Dated: February 16, 1999               /s/ Earle Mack
                                       ---------------------------------
                                       Earle Mack, as Trustee for Trust
                                       Earle Mack A

Dated: February 16, 1999               /s/ Earle Mack
                                       ---------------------------------
                                       Earle Mack, as Trustee for Trust
                                       Earle Mack 4/30/92

Dated: February 16, 1999               /s/ William Mack
                                       ---------------------------------
                                       William Mack, as Trustee for Trust
                                       William Mack A

Dated: February 16, 1999               /s/ William Mack
                                       ---------------------------------
                                       William Mack, as Trustee for Trust
                                       William Mack 4/30/92

Dated: February 16, 1999               /s/ David Mack
                                       ---------------------------------
                                       David Mack, as Trustee for Trust
                                       David Mack A

Dated: February 16, 1999               /s/ David Mack
                                       ---------------------------------
                                       David Mack, as Trustee for Trust
                                       David Mack 4/30/92

Dated: February 16, 1999               /s/ Fredric Mack
                                       ---------------------------------
                                       Fredric Mack, as Trustee for Trust
                                       Fredric Mack A

Dated: February 16, 1999               /s/ Fredric Mack
                                       ---------------------------------
                                       Fredric Mack, as Trustee for Trust
                                       Fredric Mack 4/30/92

Dated: February 16, 1999               /s/ Phyllis Mack
                                       ---------------------------------
                                       Phyllis Mack, as Trustee for Trust
                                       f/b/o Richard Mack

Dated: February 16, 1999               /s/ Phyllis Mack
                                       ---------------------------------
                                       Phyllis Mack, as Trustee for Trust
                                       f/b/o Stephen Mack

Dated: February 16, 1999               Tri-West Associates, L.P.
                                       By:  Tri-West Operating Corporation
                                              General Partner

                                       By: /s/ William L. Mack
                                           ------------------------------
                                           William L. Mack
                                           Chairman